SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): June 8, 2005


                       HUMANA TRANS SERVICES HOLDING CORP.
             (Exact name of registrant as specified in its charter)


           Delaware                 000-30734                11-3255619
          (State of                (Commission              (IRS Employer
        Incorporation)             File Number)           Identification #)


              7466 New Ridge Road, Suite 7, Hanover, Maryland 21076
                  --------------------------------------------
                    (Address of Principal Executive Offices)


                                 (410) 855-8758
                  --------------------------------------------
              (Registrant's telephone number, including area code)

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Section 7 - Regulation FD
Item 7.01 Regulation FD Disclosure.

      On June 8, 2005, the Registrant entered into an Agreement to purchase the business model and concept of Allan Hartley with respect to Staffing and Recruitment of professional employees. The business model and concept developed by Mr. Hartley involves opening an office in a particular location to seek professional employees, the first type to be utilized are CPA firm. These firms then seek qualified CPA's, for placement with accounting firms, or business looking for new hires.

      Mr. Hartley is to be President of the new subsidiary of the Registrant, named AccountAbilities Inc. The purchase price of the business model and concept was the payment of an equivalent annual salary to Mr. Hartley of $120,000 per annum, which will be increased to $150,000 in six months, once the new subsidiary is self sufficient and can support the salary.

Also on June 8, 2005, the Registrant entered into a Consulting Agreement with Jeff Raymond of Pylon Management, Inc., located in Manalapan, New Jersey. Mr. Raymond has joined Humana's Management Advisory Committee and is to consult management in all phases of management of the Company, including, assessing current operations, assessing and overseeing all acquisitions and growth strategies, as well as streamlining all back-office operations into a central operation center in New jersey, that the Company is already seeking to accomplish.

Mr. Raymond's duties will also include assisting Humana to pursue its plans to focus solely on the Staffing and recruitment Industry, and aside from the previously stated duties, what Humana is most excited about, is Mr. Raymond's acquisition expertise and vision he has for our growth strategy. In addition, Mr. Raymond is currently in negotiations with two Northeast US based staffing and recruitment companies with combined revenues totaling approximately $20 million annually. Details of the potential acquisitions will be disclosed over the next several weeks if the acquisition plans proceed.

Currently, Mr. Raymond, through Pylon Management, is a consultant to senior management of large national staffing company with revenues of over $100 million. Mr. Raymond, through Pylon Management, also is a consultant to a couple of smaller staffing companies.


Item 9. - Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.

      (c)   Exhibits

            Exhibit 99.1.     Press Release of June 9, 2005
            Exhibit 99.2      Press Release of June 10, 2005


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

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.


      By: /s/ John Daly
          ---------------------------------
          John Daly
          President

Date: June 13, 2005


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